Exhibit 99.1

56 Prospect St., Hartford, Connecticut 06103-2818 800 Boylston St., Boston, Massachusetts 02199

Eversource Statement on Next Steps Following Aquarion Decision

HARTFORD, Conn. and BOSTON, Mass. (November 21, 2025) – Following this week’s decision by the Connecticut Public Utilities Regulatory Authority (PURA) to reject the proposed sale of the Aquarion Water Company to the South Central Connecticut Regional Water Authority, Eversource Energy (NYSE: ES) issued the statement below from Eversource Executive Vice President, Chief Financial Officer and Treasurer John Moreira.

“Given recent regulatory developments in Connecticut in the past few days, Eversource Energy is providing a financial and strategic update. As part of our strategic process, we prepared for alternative outcomes in relation to our petition for approval to sell Aquarion Water Company. Reasonable expectations included receipt of a lawful decision on the strong merits of the application, particularly in light of the unique customer benefits and local control that the transaction offers. In addition, we took steps to identify and evaluate strategic financing opportunities in the event that PURA denied the transaction. This resulted in our issuance of common equity earlier this year, combined with an issuance of $600 million of parent company debt. Eversource Energy remains in a strong financial position and we have ample tools in our toolbox to manage our capital structure and liquidity effectively. Our FFO to debt metrics have consistently improved and we expect to remain above the rating-agency downgrade thresholds through 2026 and beyond. We reaffirm our 2025 full-year non-GAAP recurring earnings guidance of between $4.72 per share and $4.80 per share. We also reaffirm our expected compound annual earnings per share growth rate within the range of 5% to 7% from a 2024 base of $4.57 per share.

We are mindful that PURA is transitioning from a difficult situation and reaching decisions in dockets where the new chairman, as the only lawyer on the commission, is recused. Following a thoughtful review of PURA’s decision, we are evaluating regulatory and legal remedies to be implemented expeditiously.

We expect to submit an Aquarion rate case early next year in the range of $60 to $70 million, with new rates anticipated before the end of 2026. In the meantime, Aquarion remains a high-quality, well-managed utility with a strong reputation for operational excellence that stands as a valued part of the Eversource organization.”

Eversource (NYSE: ES), celebrated as a national leader for its corporate citizenship, is recognized as the #1 U.S. utility on TIME’s List of World’s Best Companies for 2024. Eversource transmits and delivers electricity and natural gas and supplies water to approximately 4.6 million customers in Connecticut, Massachusetts and New Hampshire. The #1 Energy Efficiency Provider in the Nation, Eversource harnesses the commitment of more than 10,000 employees across three states to build a single, united company around the mission of safely delivering reliable energy and water with superior customer service. The company is empowering a clean energy future in the Northeast, with nationally recognized energy efficiency solutions and successful programs to integrate new clean energy resources like a first-in-the-nation networked geothermal pilot project, solar, offshore wind, electric vehicles and battery storage, into the electric system. For more information, please visit eversource.com, and follow us on X, Facebook, Instagram, and LinkedIn. For more information on our water services, visit aquarionwater.com.

56 Prospect St., Hartford, Connecticut 06103-2818 800 Boylston St., Boston, Massachusetts 02199

CONTACT:

William Hinkle

603-634-2228

william.hinkle@eversource.com

This document includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the U. S. federal securities laws. Generally, readers can identify these forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “pending,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “would,” “should,” “could” and other similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements. Forward-looking statements are based on the current expectations, estimates, assumptions or projections of management and are not guarantees of future performance. These expectations, estimates, assumptions or projections may vary materially from actual results. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that may cause our actual results or outcomes to differ materially from those contained in our forward-looking statements, including, but not limited to cyberattacks or breaches, including those resulting in the compromise of the confidentiality of our proprietary information and the personal information of our customers; the ability to qualify for investment tax credits and investment tax credit adders; variability in the costs and final investment returns of the Revolution Wind and South Fork Wind of shore wind projects as it relates to the purchase price post-closing adjustment under the terms of the sale agreement for these projects; disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly; changes in economic conditions, including impact on interest rates, tax policies, tariffs, and customer demand and payment ability; ability or inability to commence and complete our major strategic development projects and opportunities; acts of war or terrorism, physical attacks or grid disturbances that may damage and disrupt our electric transmission and electric, natural gas, and water distribution systems; actions or inaction of local, state and federal regulatory, public policy and taxing bodies; substandard performance of third-party suppliers and service providers; fluctuations in weather patterns, including extreme weather due to climate change; changes in business conditions, which could include disruptive technology or development of alternative energy sources related to our current or future business model; contamination of, or disruption in, our water supplies; changes in levels or timing of capital expenditures; changes in laws, regulations, Presidential executive orders or regulatory policy, including compliance with environmental laws and regulations; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource Energy’s reports filed with the Securities and Exchange Commission (SEC). They are updated as necessary and available on Eversource Energy’s website at www.eversource.com and on the SEC’s website at www.sec.gov and management encourages you to consult such disclosures.

All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results, many of which are beyond our control. You should not place undue reliance on the forward-looking statements, as each speaks only as of the date on which such statement is made, and, except as required by federal securities laws, Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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